Exhibit 10.54

AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENTS

PURSUANT TO THE

GENCO SHIPPING & TRADING LIMITED 2015 EQUITY INCENTIVE PLAN

Participant:      _________________

Grant Date(s):
Number(s) of Restricted Stock Units granted:

This Amendment to Restricted Stock Unit Award Agreements (this  “Amendment”) is entered into by and between Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Company”) and the Participant specified above as of December 4, 2019.  Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Award Agreements (as defined below).

WHEREAS, the Company and the Participant are parties to one or more Restricted Stock Unit Agreements identified above (the “Award Agreements”) pursuant to the Genco Shipping & Trading Limited 2015 Equity Incentive Plan (the “Plan”); and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to amend the Award Agreements as set forth herein; and

WHEREAS, the Company and the Participant each desire to amend the Award Agreements as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

Section 5 of each Award Agreement is hereby amended and restated in its entirety as follows:

5.         Dividends and Other Distributions.

The Participant shall be entitled to receive payments equal to all dividends and other distributions paid with respect to the shares of Common Stock underlying the RSUs.  Any such amounts that are payable in cash shall instead constitute an amount of additional RSUs equal to the amount of such dividend or distribution divided by the closing price of a share of Common Stock on the date that such dividend or distribution is paid to holders of Common Stock.  The terms of such additional RSUs shall be the same as the underlying RSUs, including with respect to the vesting requirements as set forth in Section 3 hereof, time of payment as set forth in Section 4 hereof, and dividends as set forth in this Section 5, If any such amounts are paid in shares of Common Stock with respect to unvested RSUs, the shares of Common Stock shall be reserved by the

Company and shall be subject to the same restrictions on transferability and forfeitability as the RSUs with respect to which they were paid.

Except as expressly amended hereby, each Award Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

GENCO SHIPPING & TRADING LIMITED

By:
Name:	John C. Wobensmith
Title:	Chief Executive Officer and President

PARTICIPANT

Name:

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